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                                                                  EXHIBIT 99(iv)

                             NACCO Industries, Inc.
            Unaudited Consolidating Statement of Stockholders' Equity
                      For the Year Ended December 31, 2001
                                  (In millions)

                                                                                                 NACCO &     NACCO        NACCO
                                                              NMHG     Housewares    NACoal      Other       Elims    Consolidated
                                                             ------    ----------    ------      -------     ------   ------------
Class A Common Stock                                         $   --      $   --      $   --      $  6.5     $    --      $  6.5
                                                             ------      ------      ------      ------     -------      ------
Class B Common Stock                                             --          --          --         1.6          --         1.6
                                                             ------      ------      ------      ------     -------      ------
Capital In Excess of Par Value
     Beginning balance                                        198.2       160.6        15.1         3.6      (373.9)        3.6
     Shares issued under stock option and
         compensation plans                                      --          --          --         1.1          --         1.1
                                                             ------      ------      ------      ------     -------      ------
                                                              198.2       160.6        15.1         4.7      (373.9)        4.7
Retained Earnings
      Beginning balance                                       283.9        12.4        16.1       507.4      (204.9)      614.9
      Net income (loss)                                       (49.4)      (12.2)       25.6          --          --       (36.0)
      Cash dividends                                           (5.0)      (10.0)       (3.0)       (7.6)       18.0        (7.6)
                                                             ------      ------      ------      ------     -------      ------
                                                              229.5        (9.8)       38.7       499.8      (186.9)      571.3
Accumulated Other Comprehensive Income (Loss)
      Beginning balance                                       (19.1)       (2.1)         --          --         1.0       (20.2)
      Foreign currency translation adjustment                  (9.2)       (0.2)         --          --          --        (9.4)
      Cumulative effect of change in accounting for
         derivatives and hedging                               (0.7)       (0.9)       (1.8)         --          --        (3.4)
      Minimum pension liability adjustment                    (13.4)         --          --          --          --       (13.4)
      Reclassification of hedging activity into earnings         --         0.9          --          --          --         0.9
      Current period cash flow hedging activity                (3.3)       (2.9)       (3.1)         --          --        (9.3)
                                                             ------      ------      ------      ------     -------      ------
                                                              (45.7)       (5.2)       (4.9)         --         1.0       (54.8)
                                                             ------      ------      ------      ------     -------      ------
               Total Stockholders' Equity                    $382.0      $145.6      $ 48.9      $512.6     $(559.8)     $529.3
                                                             ======      ======      ======      ======     =======      ======
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